Exhibit 99

Item 3. Controls and Procedures
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     Evaluation of disclosure controls and procedures

     Our chief executive officer and our chief financial officer, after evaluating the effectiveness of the Company's "disclosure controls and procedures" (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) as of the end of the period covered by this report (the "Evaluation Date"), have concluded that as of the Evaluation Date, our disclosure controls and procedures were adequate and effective and designed to ensure that material information relating to us and our consolidated subsidiaries would be made known to them by others within those entities.

     Internal controls over financial reporting

     In connection with their review of the Company's November 30, 2004 interim financial statements, the Company's independent registered public accounting firm identified certain material weaknesses and other deficiencies in our internal control. The Public Company Accounting Oversight Board, Standard No. 2 states a material weakness is "a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented of detected."

     The Company's independent registered public accounting firm identified the following material weaknesses in the Company's internal controls:

     1. The Company does not have sufficient resources and therefore:

          a. is heavily dependent on external legal counsel and an accounting consultant for financial accounting and reporting functions and,

          b. lacks proper segregation of duties over the authorization and approval of transactions.

     2. Insufficient analysis, documentation and review of the selection and application of generally accepted accounting principles of significant non-routine transactions, including the preparation of financial statement disclosures relating thereto.

     3. The Company does not have sufficient internal control policies and procedures over reviewing formal vendor and other agreements.

     4. The Company does not have a formal budgeting process and does not prepare written BOD and committee meeting minutes on a timely basis.


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     5. The Company has informal policies and procedures.

     In connection with the material control weaknesses discussed above, we have or expect to take the following actions:

     1. The Company has and will continue to consult with external legal counsel prior to execution of material contracts and filings with the Securities and Exchange Commission.

     2. The Company has and will continue to consult with an accounting consultant and improve its analysis, documentation and review of the selection and application of generally accepted accounting principles to significant non-routine transactions, including the preparation of financial statement disclosures relating thereto.

     3. Once adequate funding is obtained, the Company intends to hire a full time chief financial officer with requisite skills. At that point the Company will further remediate all of the above material control weaknesses.

     There were no significant changes in our internal controls or in other factors that could significantly affect the Company's disclosure controls and procedures, nor any significant deficiencies or material weaknesses in such disclosure controls and procedures requiring corrective actions other than the material control weaknesses discussed above.

     A control system, no matter how well-designed and operated, cannot provide absolute assurance that the objectives of the control systems are met, and no evaluation of internal controls can provide absolute assurance that all control issues and instances of fraud, if any, within a company have been detected.